UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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MESA AIR GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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MESA AIR GROUP, INC.
410 North 44th Street
Phoenix, Arizona 85008

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on February 6, 2007

To Our Shareholders:

The 2007 Annual Meeting of Shareholders of MESA AIR GROUP, INC., a Nevada corporation (the “Company”), will be held at the Phoenix Airport Marriott Hotel, 1101 N. 44th Street, Phoenix, Arizona on February 6, 2007, at 10:00 a.m., Arizona time, for the following purposes:

1.	To elect eight (8) directors to serve for a one-year term;

2.	To ratify the selection of Deloitte & Touche LLP as independent registered public accountants for the Company;

3.	To consider and vote on a proposal to ratify and approve the Company’s amended and restated Director Incentive Plan; and

4.	To transact such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof.

The Board of Directors of the Company has fixed the close of business on December 29, 2006, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any postponement or adjournment thereof. Shares of the Company’s common stock may be voted at the meeting only if the holder is present at the meeting in person or by valid proxy. A copy of the Company’s 2006 Annual Report, which includes audited financial statements, was mailed with this Notice and Proxy Statement to all shareholders of record on the record date.

Management of the Company cordially invites you to attend the Annual Meeting. Your attention is directed to the attached Proxy Statement for a discussion of the foregoing proposals and the reasons why the Board of Directors encourages you to vote for approval of Proposals 1, 2, and 3.

By Order of the Board of Directors

JONATHAN G. ORNSTEIN
Chairman of the Board and Chief Executive Officer

Phoenix, Arizona
January 3, 2007

IMPORTANT: IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THIS MEETING. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

MESA AIR GROUP, INC.
410 North 44th Street
Phoenix, Arizona 85008

PROXY STATEMENT

The Board of Directors of MESA AIR GROUP, INC., a Nevada corporation (the “Company”), is soliciting proxies to be used at the 2007 annual meeting of shareholders of the Company to be held on February 6, 2007, at 10:00 a.m., Arizona time, at the Phoenix Airport Marriott Hotel, 1101 N. 44th Street, Phoenix, Arizona, and any adjournment(s) or postponement(s) thereof (the “Annual Meeting”). This proxy statement and the enclosed form of proxy will be mailed to shareholders beginning January 3, 2007.

Who Can Vote

Shareholders of record as of the close of business on December 29, 2006 (the “Record Date”), may vote at the Annual Meeting and at any adjournment or postponement of the meeting. Each shareholder has one vote for each share of Common Stock held of record on the Record Date. On the Record Date, 33,299,988 shares of the Company’s common stock, no par value per share (the “Common Stock”), were issued and outstanding.

How You Can Vote

All valid proxies received by the Secretary of the Company before the Annual Meeting and not revoked will be exercised. All shares represented by proxy will be voted, and where a shareholder specifies by means of his or her proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specifications so made. If you do not specify on your proxy card how you want to vote your shares and authority to vote is not specifically withheld, we will vote your shares as follows: (i) “for” the election of the persons named in the proxy to serve as directors; (ii) “for” the ratification of Deloitte & Touche LLP (“Deloitte & Touche”) as the independent registered public accountants of the Company; (iii) “for” the proposal to ratify and approve the Company’s amended and restated Director Incentive Plan; and (iv) to transact such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof. Shareholders who hold their shares in “street name” (i.e., in the name of a bank, broker or other record holder) must vote their shares in the manner prescribed by their brokers.

How You Can Revoke Your Proxy

You can revoke your proxy at any time before it is exercised in one of three ways:

(1) by delivering to the Secretary of the Company a written instrument of revocation bearing a date later than the date of the proxy.

(2) by duly executing and delivering to the Secretary of the Company a subsequent proxy relating to the same shares.

(3) by attending the meeting and voting in person, provided that the shareholder notifies the Secretary at the meeting of his or her intention to vote in person at any time prior to the voting of the proxy.

Required Votes

A plurality of votes cast by shareholders who are either present in person or represented by proxy at the meeting is required to elect the eight (8) nominees for Director under Proposal 1. Approval of Proposals 2, 3 and 4 requires the affirmative vote of a majority of the shares present and entitled to vote on these proposals at the Annual Meeting. The total number of votes that could be cast at the meeting is the number of votes actually cast plus the number of abstentions. Abstentions are counted as “shares present” at the meeting for purposes of determining whether a quorum exists and have the effect of a vote “against” any matter as to which a specific proportion of affirmative votes is required for approval. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and have not received instructions as to how to vote on these proposals (so-called “broker non-votes”) are counted for the purpose of determining the presence of or absence of a quorum but are not counted for determining the number of votes cast for or against a proposal.

Dissenter’s Rights or Appraisal

Pursuant to applicable Nevada law, there are no dissenter’s or appraisal rights relating to the matters to be acted upon at the Annual Meeting.

Other Matters to Be Acted Upon at the Meeting

We do not know of any matters other than the election of directors, the ratification of independent registered public accountants and the proposal to ratify and approve the Company’s amended and restated Director Incentive Plan that are expected to be presented for consideration at the Annual Meeting. If any other matters are properly presented at the meeting, the shares represented by proxies will be voted in accordance with the judgment of the persons voting those shares.

Solicitation

The cost of soliciting proxies, including the cost of preparing and mailing the Notice and Proxy Statement, will be paid by the Company. Solicitation will be primarily by mailing this Proxy Statement to all shareholders entitled to vote at the meeting. Proxies may also be solicited by officers and directors of the Company personally or by telephone or facsimile, without additional compensation. The Company may reimburse brokers, banks and others holding shares in their names for others for the cost of forwarding proxy materials and obtaining proxies from beneficial owners.

Communications with the Board of Directors

Stockholders may communicate with any and all members of the Company’s Board of Directors by transmitting correspondence by mail or facsimile addressed to one or more directors by name or, for a communication to the entire board, to the Chairman of the Board at the following address and fax number: Mesa Air Group, Inc. c/o Corporate Secretary, 410 North 44th Street, Suite 100, Phoenix, Arizona 85008; facsimile: (602) 685-4352.

Communications from our stockholders to one or more directors will be collected and organized by our Corporate Secretary. The Corporate Secretary will forward all communications to the Chairman of the Board or to the identified director(s) as soon as practicable, although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently. If multiple communications are received on a similar topic, the Corporate Secretary may, in his direction, forward only representative correspondence.

The Chairman of the Board will determine whether any communication addressed to the entire Board of Directors should be properly addressed by the entire Board of Directors or a committee thereof. If a communication is sent to the Board of Directors or a committee, the Chairman of the Board or the chairman of that committee, as the case may be, will determine whether a response to the communication is warranted. If a response to the communication is warranted, the content and method of the response may be coordinated with our counsel.

ELECTION OF DIRECTORS
(PROPOSAL NO. 1)

General Information

The Company’s current directors are Jonathan G. Ornstein, Daniel J. Altobello, Robert Beleson, Carlos Bonilla, Joseph L. Manson, Peter F. Nostrand, Maurice A. Parker and Richard R. Thayer. Their terms expire upon the election and qualification of their successors at the Annual Meeting. The Board has nominated each of these current directors as nominees for election as directors in the election to be held at the Annual Meeting. The Board intends to vote its proxies for the election of its nominees, for a term to expire at the Company’s 2008 Annual Meeting.

If unforeseen circumstances make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares “for” that other person, or, if no substitute is selected by the Board prior to or at the Annual Meeting, for a motion to reduce the present membership of the Board to the number of nominees available. The information concerning the nominees and their share holdings in the Company has been furnished by the nominees to the Company.

The eight (8) nominees receiving a plurality of votes by shares represented and entitled to vote at the Annual Meeting, if a quorum is present, will be elected as directors of the Company.

The following table sets forth the names and ages of the directors of the Company and certain additional information:

Name	Age	Position

Jonathan G. Ornstein	49	Chairman of the Board
Daniel J. Altobello	66	Director
Robert Beleson	56	Director
Carlos E. Bonilla	51	Director
Joseph L. Manson	57	Director
Peter F. Nostrand	59	Director
Maurice A. Parker	61	Director
Richard R. Thayer	49	Director

Directors

Biographical information regarding the Company’s directors is set forth below.

Jonathan G. Ornstein was appointed President and Chief Executive Officer of the Company effective May 1, 1998. Mr. Ornstein became a director in January 1998. Mr. Ornstein assumed the role of Chairman of the Board in June 1999. On June 21, 2000, Mr. Ornstein relinquished his position as President of the Company. From April 1996 until joining the Company as Chief Executive Officer, Mr. Ornstein served as President and Chief Executive Officer and Chairman of Virgin Express S.A./N.V., a European airline. From 1995 to April 1996, Mr. Ornstein served as Chief Executive Officer of Virgin Express Holdings, Inc. Mr. Ornstein joined Continental Express Airlines, Inc. as President and Chief Executive Officer in July 1994 and, in November 1994, was named Senior Vice President, Airport Services at Continental Airlines, Inc. Mr. Ornstein was previously employed by the Company from 1988 to 1994, as Executive Vice President and as President of the Company’s subsidiary, WestAir Holding, Inc.

Daniel J. Altobello has served as a director of the Company since January 1998 and is the current Lead Director. Mr. Altobello also serves as a member of the Compensation Committee and as an ex-officio non-voting member of the Nominating & Corporate Governance Committee. Mr. Altobello is currently the Chairman of Altobello Family Partners, an investment company and is the retired Director and Chairman of Onex FoodServices, the parent corporation of Caterair International, Inc. and LSG/SKY Chefs. From 1989 to 1995, Mr. Altobello served as Chairman, President and Chief Executive Officer of Caterair International Corporation. From 1979 to 1989, he held various managerial positions with the food service management and in-flight catering divisions of Marriott Corporation, including Executive Vice President of Marriott Corporation and President of Marriott Airport Operations Group. Mr. Altobello began his management career at Georgetown University as Vice President of Administration Services. He is a member of the board of directors of World Air Holdings Inc., Friedman, Billings and Ramsey Group, Inc., Diamond Rock Hospitality Trust, JER Investors Trust and Media Bay, Inc, all reporting companies, and an advisory director of Thayer Capital Partners and Mercury Air Centers, a private company. He is a trustee of Loyola Foundation, Inc. Mr. Altobello obtained a bachelor of arts in English from Georgetown University and a master of business administration from Loyola College.

Robert Beleson was elected as a director of the Company in October 2003. Mr. Beleson also serves as Chairman of the Nominating & Corporate Governance Committee and is a member of the Audit Committee. In November 2004, he became the Chief Executive Officer of Christiana Spirits Incorporated, of which Mr. Beleson is also an equity investor. Since May 2002, Mr. Beleson has also provided marketing and strategic planning consulting services to select clients in the aviation and wine and spirit industries. This consulting service was formally organized as Brookfield Marketing, L.L.C. on October 1, 2003. From July 2001 to April 2002, he served as Chief Marketing Officer for Avolar, a former division of United Airlines. From March 1996 to December 2000, he served as President of M. Shanken Communications, Inc., New York, N.Y. From May 1991 to February 1996, he served as Chief Marketing Officer for Playboy Enterprises. Mr. Beleson received a bachelor of science from Cornell University School of Industrial and Labor Relations and a master of business administration from Harvard Business School.

Carlos E. Bonilla was elected as a director of the Company in April 2006. Mr. Bonilla also serves as a member of the Compensation Committee. He is currently Senior Vice President of the Washington Group, a government relations firm and has been with the firm since March 2003. He previously served, from January 2001 until March 2003, as a Special Assistant to President George W. Bush, focusing on a variety of transportation and pension issues. Mr. Bonilla received a bachelor of arts in economics from American University and a master of arts in economics from Georgetown University.

Joseph L. Manson has been a director of the Company since July 2001. Mr. Manson also serves as a member of the Nominating & Corporate Governance Committee. Mr. Manson joined the Washington, D.C. office of the law firm Baker & Hostetler LLP as a partner in February 2005. Prior to Baker & Hostetler, Mr. Manson was employed with Piper Rudnick LLP (which merged with Verner Liipfert Bernhard McPherson and Hand) since 1974. Mr. Manson received a bachelor of science from the University of Virginia and a doctorate in jurisprudence from Emory University.

Peter F. Nostrand was elected to the Board in April 2005. Mr. Nostrand also serves as Chairman of the Compensation Committee and is a member of the Audit Committee. He is currently the Chairman Emeritus, SunTrust, Greater Washington where he has served in a variety of functional divisions including International, National, Energy, Commercial and Retail beginning in June 1973. Mr. Nostrand received a bachelor of arts from Amherst College and a master of education from the University of Virginia.

Maurice A. Parker has been a director of the Company since November 1998. Mr. Parker has served as Executive Director of Regional Aviation Partners since April 2001. From 1978 to January 1997, Mr. Parker served as a Federal Mediator for the National Mediation Board of the United States government. From 1997 to the present, Mr. Parker has worked as an independent arbitrator, mediator and consultant. Mr. Parker obtained a bachelor of science in technical education from the University of Houston and a doctorate in jurisprudence from South Texas College of Law.

Richard R. Thayer was elected as a director of the Company in April 2006. Mr. Thayer also serves as Chairman of the Audit Committee and is a member of the Nominating & Corporate Governance Committee. He is currently the Executive Vice President, Finance at Philadelphia Media Holdings LLC and its principal subsidiary Philadelphia Newspapers LLC, publisher of the Philadelphia Inquirer and the Philadelphia Daily News. Prior to Philadelphia Media Holdings LLC, he was Managing Director at J.P. Morgan Securities, Inc. He has over twenty-five years experience in the banking and securities industries at J.P. Morgan and its predecessor banks including, Managing Director, in its Restructuring, Syndicated & Leveraged Finance and Global Transportation groups. Mr. Thayer obtained a bachelor of science from the Wharton School, University of Pennsylvania with a dual major in Finance and Marketing.

BOARD AND COMMITTEE MEETINGS

Information concerning the three Committees maintained by the Board of Directors is set forth below. The Board Committees currently consist only of Directors who are not employees of the Company and who are “independent” within the meaning of the listing standards of the NASD and, with respect to the Audit Committee, Section 10A of the Securities Exchange Act of 1934 (“Exchange Act”).

The Board held five meetings during the 2006 fiscal year. No director attended less than 75% of the Board meetings while serving as such director, or less than 75% of all committee meetings on which he or she served as a committee member.

The Company does not have a formal policy regarding attendance by members of the Board of Directors at our annual meeting of stockholders, but strongly encourages directors to attend.

At various times throughout the year non-management directors hold meetings without the presence of management personnel. The Lead Director chairs these meetings.

The audit, nominating and compensation committees are the standing committees of the Board. The fiscal year 2006 committees were comprised as follows:

Audit	Nominating/Corporate Governance	Compensation

Richard R. Thayer*	Robert Beleson*	Peter F. Nostrand*
Peter F. Nostrand	Richard R. Thayer	Daniel J. Altobello
Robert Beleson	Joseph L. Manson	Carlos E. Bonilla
Daniel J. Altobello, ex-officio

*	Chairman

The Audit Committee of the Board (the “Audit Committee”) held seven meetings during fiscal 2006. The Audit Committee, among other things, recommends the Company’s independent registered public accountants, reviews the Company’s financial statements, makes reports and recommendations regarding the adequacy of internal accounting controls made by the independent registered public accountants and considers such other matters with respect to the accounting, auditing and financial reporting procedures as it may deem appropriate or as may be brought to its attention.

The Audit Committee acts under a written charter adopted and approved by the Board in May 2000. The Audit Committee Charter was amended in April 2002, July 2004 and November 2006. The revised charter is attached as Exhibit A to this Proxy Statement. The Audit Committee is composed of outside directors who are not officers or employees of the Company or its subsidiaries. In the opinion of the Board and as “independent” is defined under current standards of the NASD (including the heightened independence requirements of audit committee members), these directors are independent of management and free of any relationship that would interfere with their exercise of independent judgment as member of this committee.

The Nominating/Corporate Governance Committee of the Board (the “Nominating/Corporate Governance Committee”) met twice in fiscal 2006. A Corporate Governance/Nominating Committee charter was adopted in August 2004 and amended in July 2005 and November 2006. The Nominating/Corporate Governance Committee is responsible for identifying and nominating individuals qualified to serve on the Board and the Committees of the Board, as well as reviewing the effective corporate governance policies and procedures and recommending any applicable modifications thereto. The Nominating/Corporate Governance Committee will consider, but is not required to approve, nominations for directors by shareholders for any annual meeting of the Company, provided a written recommendation is received by the Company no later than the date shareholder proposals must be submitted for consideration prior to such annual meeting.

In evaluating the suitability of potential nominees for membership on the Board, the Nominating/Corporate Governance Committee will consider the Board’s current composition, including expertise, diversity, and balance of inside, outside and independent directors, and consider the general qualifications of the potential nominees, such as:

•	Unquestionable integrity and honesty;

•	The ability to exercise sound, mature and independent business judgment in the best interests of the shareholders as a whole;

•	Recognized leadership in business or professional activity;

•	A background and experience that will complement the talents of the other Board members;

•	Willingness and capability to take the time to actively participate in Board and Committee meetings and related activities;

•	Ability to work professionally and effectively with other Board members and the Company’s management;

•	An age to enable the Director to remain on the Board long enough to make an effective contribution; and

•	Lack of realistic possibilities of conflict of interest or legal prohibition.

The Committee will also see that all necessary and appropriate inquiries are made into the backgrounds of such candidates. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating/Corporate Governance Committee may also consider such other factors as it may deem to be in the best interests of the Company and its stockholders.

In obtaining the names of possible new nominees, the Committee may make its own inquiries and will receive suggestions from other Directors, stockholders and other sources. All potential nominees must first be considered by the Committee before being contacted as possible nominees and before having their names formally considered by the full Board.

The compensation committee of the Board (the “Compensation Committee”) operates under a charter adopted in February 2004 and amended in November 2006 and held three meetings during the 2006 fiscal year. The Compensation Committee is responsible for allocating cash compensation and stock options to senior executive officers of the Company.

It is expected that all current committee members will be nominated for re-election to such committees at a Board meeting to be held immediately following the Annual Meeting.

The Board of Directors has adopted Corporate Governance Guidelines, charters for its Audit, Compensation and Corporate Governance & Nominating Committees and Code of Conduct for directors, officers and employees of Mesa Air Group, Inc., its subsidiaries and affiliated companies. You can obtain copies of our current committee charters, codes and policies in the “Corporate Governance” section of our website (www.mesa-air.com) or by writing to our Corporate Secretary at 410 North 44th Street, Suite 140, Phoenix, Arizona 85008.

COMPENSATION OF DIRECTORS

Fees

The following fees were paid to Directors who were not employees of the Company during fiscal 2006. Directors who are full-time employees of the Company receive no additional compensation for serving as directors. Board members also are reimbursed for all expenses associated with attending Board or Committee meetings.

Annual Retainer	$15,000
Fee for each Board meeting	$1,000
Fee for each telephonic Board meeting	$500
Fee for each Committee meeting	$500
Lead Director Retainer	$10,000
Compensation Committee Chairman Retainer	$10,000
Audit Committee Chairman Retainer	$20,000

Additionally, beginning in November 2006, members of the Audit Committee receive $1,000 for each in-person meeting, members of the Compensation and the Nominating/Corporate Governance Committee receive $750 for each in-person meeting and the Chairman of the Nominating/Corporate Governance Committee receives an annual retainer of $10,000 per year.

Incentive Plan

The Board of Directors adopted an amended and restated Director Incentive Plan on December 15, 2006, intended to replace the existing Outside Director’s Stock Option Plan, which was previously adopted by the Board of Directors and approved by shareholders on February 11, 2003. The Company is soliciting proxies to ratify and approve the Company’s amended and restated Director Incentive Plan.

Under the prior Outside Director’s Stock Option Plan, each non-employee director received an annual grant of options to purchase 3,000 shares of Common Stock, plus the number of options to purchase Common Stock equivalent to a cash value of $20,000 as calculated pursuant to the Black-Scholes Valuation Method (collectively, the “Formula Amount”), at a risk-free rate of a ten-year zero coupon bond. Each non-employee director received the additional Formula Amount on April 1st of each year thereafter. Upon being appointed a non-employee director after April 1st, such director was granted a pro-rata portion of the Formula Amount and received options pursuant to the plan on April 1st of each succeeding year. The amount of pro rata options granted to each new non-employee director was calculated by dividing the number of days prior to April 1st by the number of days in the calendar year and multiplying the quotient by the Formula Amount.

Under the amended and restated Director Incentive Plan, each non-employee director will receive a standard grant of restricted common stock comprised of a number of shares of restricted stock as determined by the Compensation Committee of the Board of Directors. Each non-employee director will receive the standard grant of restricted common stock on March 1st of each year thereafter. Upon being appointed a non-employee director after March 1st, such director is granted a pro-rata portion of the standard grant of restricted common stock and receives a standard grant of restricted common stock pursuant to the plan on March 1st of each succeeding year. The amount of pro rata options granted to each new non-employee director is calculated by dividing the number of days prior to March 1st by the number of days in the calendar year and multiplying the quotient by the standard restricted stock award as was determined by the Compensation Committee for the relevant year.

Other Benefits

Each non-employee director, and certain family members of such director, receives free travel on Mesa Airlines and free or reduced-fare travel on certain other partner air carriers at no cost to the Company or the director. The Company believes that the directors’ use of free air travel is “de minimis” and did not maintain any records of non-employee directors’ travel during fiscal 2006.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year 2006, the Compensation Committee consisted of Messrs. Altobello, Beleson and Nostrand. None of the members of the committee held any executive officer position or other employment with the Company prior to or during such service.

REPORT OF AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the internal control, accounting, auditing and financial reporting practices of the Company. Specific responsibilities of the Audit Committee include:

•	reviewing and discussing the Company’s audited financial statements with management;

•	reviewing the Company’s quarterly reports with the Company’s independent registered public accountants;

•	discussing with the Company’s independent registered public accountants information relating to the independent registered public accountants’ judgments about the quality of the Company’s accounting policies and financial reporting practices;

•	recommending to the Board that the Company include the audited financials in its Annual Report on Form 10-K; and

•	overseeing compliance with the Securities and Exchange Commission requirements for disclosure of registered public accountants’ services and activities.

The Committee regularly meets with management to consider the adequacy of the Company’s internal controls and the integrity of its financial reporting. The Committee discusses these matters with the Company’s independent registered public accountants and with appropriate Company financial personnel and internal auditors.

The Committee regularly meets privately with management, the independent registered public accountants and the internal auditors. Each of the independent registered public accountants has unrestricted access to the Committee.

The Committee retains and, if circumstances warrant, replaces the independent registered public accountants and regularly reviews their performance and independence from management. The Committee also pre-approves all audit and permitted non-audit services and related fees.

The Board of Directors has determined that none of the Directors serving on the Committee has a relationship to the Company that may interfere with their independence from the Company and its management. As a result, each Director who serves on the Committee is “independent” as required by NASD listing standards and Section 10A of the Exchange Act.

The Board of Directors has adopted a written charter setting out the roles and responsibilities the Committee is to perform. The Board has determined that Peter F. Nostrand and Richard R. Thayer, each of the Audit Committee, is an “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls.

Review of Audited Financial Statements

The Audit Committee has reviewed the Company’s financial statements for the fiscal year ended September 30, 2006, as audited by Deloitte & Touche LLP, the Company’s independent registered public accountants, and has discussed these financial statements with management. In addition, the Audit Committee has discussed with Deloitte & Touche LLP and expects to receive from Deloitte & Touche LLP the written disclosures required by Statement of Auditing Standards No. 61, Securities and Exchange Commission Rule 2-07 and the Independence Standards Board Standard No. 1 in January 2007 and has discussed with Deloitte & Touche LLP its independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended September 30, 2006 be included in the Company’s Annual Report on Form 10-K, for filing with the Securities and Exchange Commission.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with accepted auditing standards of the Public Company Accounting Oversight Board, that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America and that the Company’s independent registered public accountants are in fact “independent.”

AUDIT COMMITTEE

Richard R. Thayer
Peter F. Nostrand
Robert Beleson

DISCLOSURE OF AUDIT AND NON-AUDIT FEES

Pre-approval Policy

In August 2003, the Audit Committee adopted a Pre-approval Policy (“Policy”) governing the approval of all audit and non-audit services performed by the independent registered public accountants in order to ensure that the performance of such services does not impair the independent registered public accountants.

According to the Policy, the Audit Committee will annually review and pre-approve the services and fees that may be provided by the independent registered public accountants during the following year. The Policy specifically describes the services and fees related to the annual audit, other services that are audit-related, preparation of tax returns and tax related compliance services and all other services that have the pre-approval of the Audit Committee. The term of any general pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period.

Any service to be provided by the independent registered public accountants that has not received general pre-approval under the Policy is required to be submitted to the Audit Committee for approval prior to the commencement of a substantial portion of the engagement. Any proposed service exceeding pre-approved cost levels is also required to be submitted to the Audit Committee for specific approval.

The Audit Committee will revise the list of general pre-approved services from time to time based on subsequent determinations. The Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accountant to management.

Fees

The following table sets forth the aggregate fees billed by Deloitte & Touche LLP for fiscal 2005 and 2006:

		Audit
	Audit	Related	Tax	All Other
Year	Fees(1)	Fees(2)	Fees(3)	Fees(4)	Total

2005	$1,401,000	$113,000	$122,000	$72,000	$1,708,000
2006	$1,532,000	$125,000	$139,000	$10,000	$1,806,000

(1)	Includes fees for the annual audit and quarterly reviews. This category also includes fees for the audit of internal controls, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Includes fees for services for miscellaneous compliance audits and other SEC filings.

(3)	Includes fees for annual federal and state income tax compliance services.

(4)	Includes miscellaneous tax consulting services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of September 30, 2006 by (i) each director of the Company, (ii) each of the Company’s officers named in the Summary Compensation Table (collectively, the “Named Executive Officers”), (iii) each person who is known by the Company to be the beneficial owner of more than five percent of the Company’s outstanding Common Stock, and (iv) all directors and Named Executive Officers as a group. Except as otherwise indicated below, each person named has sole voting and investment power with respect to the shares indicated.

	Amount and Nature of
	Beneficial Ownership
		Options/
Name and Address of Beneficial Owner	Shares(1)	Warrants(1)	Total(1)	Percent(1)

Barclays Global Investors, N.A.(2)	3,657,791	—	3,657,791	10.8%
45 Freemont Street
San Francisco, CA 94105
Batterymarch Financial Management, Inc.(3)	2,309,258	—	2,309,258	6.8%
200 Clarendon Street

Boston, MA 02116
Dimensional Fund Advisors Inc.(4)	1,849,934	—	1,849,934	5.4%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Directors
Jonathan G. Ornstein(5)	183,103	1,539,849	1,722,952	5.1%
Daniel J. Altobello	6,000	72,457	78,457	*
Carlos Bonilla	0	4,515	4,515	*
Joseph L. Manson(6)	1,000	16,214	17,214	*
Robert Beleson	1,000	20,302	21,302	*
Maurice A. Parker	2,000	12,758	14,758	*
Peter F. Nostrand	4,500	12,884	17,384	*
Richard R. Thayer	0	4,515	4,515	*
Named Executive Officers
Michael J. Lotz(7)	107,723	464,787	572,510	1.7%
George Murnane III(8)	22,302	166,666	188,968	*
Michael Ferverda	0	28,334	28,334	*
Brian S. Gillman(9)	9,901	68,000	77,901	*
All directors and Named Executive Officers as a group (12 Individuals)	337,529	2,411,281	2,748,810	8.1%

*	Less than 1%

(1)	Includes options and warrants exercisable on September 30, 2006 or within 60 days thereafter. Number of shares as reported by each company’s Schedule 13G. Holdings of less than 1% are indicated by “*”. Based upon 34,018,875 shares issued and outstanding as of September 30, 2006.

(2)	Based solely on the most recently available Schedule 13G filed with the Securities and Exchange Commission on January 26, 2006.

(3)	Based solely on the most recently available Schedule 13G filed with the Securities and Exchange Commission on February 15, 2006.

(4)	Based solely on the most recently available Schedule 13G filed with the Securities and Exchange Commission on February 6, 2006.

(5)	Includes 79,598 shares of restricted stock that vests on April 1, 2007 and 49,505 shares of restricted stock that vest in equal one-third increments over a three-year period beginning on July 14, 2007.

(6)	Includes 1,000 shares held by Barrow Grocery, which is controlled by Mr. Manson.

(7)	Includes 33,003 shares of restricted stock that vest in equal one-third increments over a three-year period beginning on July 14, 2007.

(8)	Includes 19,802 shares of restricted stock that vest in equal one-third increments over a three-year period beginning on July 14, 2007.

(9)	Includes 9,901 shares of restricted stock that vest in equal one-third increments over a three-year period beginning on July 14, 2007.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, as well as persons beneficially owning more than 10% of the outstanding Common Stock, to file certain reports of ownership with the Securities and Exchange Commission within specified time periods. Such officers, directors and shareholders are also required by Securities and Exchange Commission rules to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of such forms all requirements received by it, or written representations from certain reporting persons, the Company believes that between October 1, 2005 and September 30, 2006, all Section 16(a) filing requirements applicable to its officers, directors and 10% shareholders were met.

EXECUTIVE COMPENSATION

The following table sets forth compensation for fiscal years 2006, 2005 and 2004 of the Chief Executive Officer and the four other most highly compensated executive officers of the Company whose total annual salary and bonuses exceeded $100,000 at the end of fiscal 2006 (the “Named Executive Officers”).

Summary Compensation Table

		Annual Compensation			Long-Term Awards
				Other Annual	Restricted	Securities	All Other
				Compensation	Stock Awards	Under-Lying	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	($)(1)(2)	($)(3)	Options (#)	($)(4)

Jonathan G. Ornstein	2006	409,327	123,822	561,004	462,377	—	2,524
Chief Executive Officer	2005	348,173	436,586	514,278	—	150,000	2,334
	2004	250,000	432,500	361,296	1,964,787	150,000	1,862,076
Michael J. Lotz	2006	359,423	96,418	420,429	308,242	—	2,507
President & Chief Operating	2005	296,250	333,990	358,501	—	100,000	2,350
Officer	2004	212,500	330,625	223,734	1,568,663	100,000	1,487,000
George Murnane III	2006	237,308	55,769	37,500	184,951	—	2,652
Executive Vice President & CFO	2005	224,923	190,808	—	—	80,000	2,809
	2004	167,917	188,396	—	—	—	1,748
Brian S. Gillman	2006	148,154	90,612	—	92,475	—	2,821
Senior Vice President & General	2005	129,934	116,617	—	—	30,000	2,355
Counsel	2004	117,500	93,813	—	—	—	2,065
Michael Ferverda	2006	99,808	89,764	—	—	—	2,561
Senior Vice President — Operations	2005	103,827	115,164	—	—	25,000	2,350
	2004	95,546	83,565	—	—	—	2,171

(1)	(a) With respect to Jonathan Ornstein, amounts reported for the fiscal years ended 2004, 2005 and 2006 include deferred compensation of $263,216, $337,500 and $412,500, respectively. For fiscal years 2004, 2005 and 2006, Mr. Ornstein’s total also includes personal use of Company aircraft of $57,189, $138,623 and $104,053, disability and life insurance premium payments of $8,451, $8,451 and $8,451 and a non-accountable expense allowance of $32,440, $29,704 and $36,000, respectively. Amounts calculated with respect to personal use of Company aircraft do not include fixed costs associated with the aircraft.

(b) With respect to Michael Lotz, amounts reported for the fiscal years ended 2004, 2005 and 2006 include deferred compensation of $223,734, $287,499 and $362,500, respectively. For fiscal years 2005 and 2006, Mr. Lotz’s total also includes personal use of Company aircraft of $40,461 and $28,609, disability and life insurance premium payments of $3,825 and $3,825, reimbursement of $10,709 and $0 for estate planning services and a non-accountable expense allowance of $16,007 and $25,495, respectively. Amounts calculated with respect to personal use of Company aircraft do not include fixed costs associated with the aircraft. Under SEC rules, the value of the perquisites and other personal benefits provided Mr. Lotz during fiscal year 2004 were less than the minimum amount required to be reported.

(c) With respect to George Murnane III, amount reported for fiscal year ended 2006 includes deferred compensation of $37,500.

(d) For fiscal years ended 2005 and 2006, personal use of Company aircraft is valued on the basis of the out-of-pocket cost to the Company and reflects a change in valuation methodology from 2004 in which personal use of Company aircraft was calculated using the Internal Revenue Service’s Standard Industrial Fare Level (SIFL) tables. The Company does not intend to recalculate the fiscal 2004 amounts using the new methodology. Amounts calculated with respect to personal use of Company aircraft do not include fixed costs associated with the aircraft.

(2)	Except for Mr. Ornstein in fiscal year 2004 and Messrs. Ornstein and Lotz in fiscal year 2005, the amounts in this column do not reflect perquisites since the dollar value of these personal benefits in each reported year did not exceed the lesser of $50,000 or ten percent of each executive officer’s salary and bonus amounts.

(3)	The amounts in the table represent the closing market value of the shares awarded at the date of grant. The number and aggregate market value of all restricted share holdings held as of September 30, 2006, are as follows: Mr. Ornstein, 208,276 shares and $1,772,238; Mr. Lotz, 159,764 shares and $1,354,024; Mr. Murnane, 19,802 shares and $184,951; Mr. Gillman, 9,901 shares and $92,475. The shares of restricted common stock to Mr. Ornstein and Mr. Lotz vest in equal one-third increments over a three-year period beginning on March 31, 2004, other than 49,505 shares and 33,0003 shares of the shares granted to Mr. Ornstein and Mr. Lotz, respectively, which vest in equal one-third increments over a three-year period beginning on July 14, 2007. The shares of restricted common stock to Mr. Murnane and Mr. Gillman vest in equal one-third increments over a three-year period beginning on July 14, 2007. No dividends are paid on restricted or un-restricted Company stock.

(4)	These amounts include the Company’s vested and non-vested contributions to the individual named executive officer’s 401(k) plan account. Under the Company’s 401(k) plan, employees may contribute up to 15% of their annual salary and bonus up to a specified maximum. The Company currently makes matching contributions equal to 30% of an employee’s contributions (including officers), with a cap of 10% of the employee’s annual compensation. With respect to Jonathan Ornstein, amounts reported for fiscal year ended September 30, 2004 include a retention bonus in the amount of $1,860,000 in consideration for entering into a new five-year employment agreement and waiving certain rights under the prior employment agreement. With respect to Mike Lotz, amounts reported for fiscal year ended September 30, 2004 include a retention bonus in the amount of $1,485,000 in consideration for entering into a new five-year employment agreement and waiving certain rights under the prior employment agreement.

OPTION GRANTS IN LAST FISCAL YEAR

The following table sets forth for each Named Executive Officer information concerning individual grants of stock options during the 2006 fiscal year.

Potential Realizable
	Number of	Percent of			Value at Assumed
	Securities	Total Options			Annual Rates of Stock Price
	Underlying	Granted To	Exercise of		Appreciation for
	Options	Employees in	Base Price	Expiration	Option Term
	Granted	Fiscal Year	($/share)	Date	5%	10%

Jonathan Ornstein	—	—	—	—	—	—
Mike Lotz	—	—	—	—	—	—
George Murnane III	—	—	—	—	—	—
Brian S. Gillman	—	—	—	—	—	—
Michael Ferverda	—	—	—	—	—	—

OPTION EXERCISES

The following table sets forth the number of shares covered by both exercisable and unexercisable stock options as of the fiscal year ended September 30, 2006, together with the values for in-the-money options which represent the positive spread between the exercise price of any such outstanding stock and the fiscal year end price of the Common Stock.

Aggregate Option Exercises In Last Fiscal Year And Year End Option Values

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-The-Money Options at
	Shares		Options at	September 30, 2006 ($)
	Acquired on	Value	September 30, 2006 (#)	Exercisable/Unexercisable
Name	Exercise (#)	Realized ($)	Exercisable/Unexercisable	(1)

Jonathan G. Ornstein	225,000	$2,838,250	1,539,849/150,000	519,441/93,998
Michael J. Lotz	175,000	$2,207,750	464,787/100,000	640,933/62,666
George Murnane III	50,000	$630,680	166,666/53,334	218,933/23,466
Brian S. Gillman	51,500	$628,388	68,000/20,000	69,360/8,800
Michael Ferverda	20,400	$87,510	28,334/16,666	79,667/7,333

(1)	Based on the closing price of the Common Stock on September 29, 2006 of $7.84 per share, as reported by the NASDAQ Global Market.

Amendment or Repricing of Options

During the 2006 fiscal year, the Company did not amend or reprice any stock options.

EQUITY COMPENSATION PLANS

The following table sets forth certain information as of September 30, 2006, concerning outstanding options and rights to purchase Common Stock granted to participants in all of the Company’s equity compensation plans (including the Outside Director’s Stock Option Plan) and the number of shares of Common Stock remaining available for issuance under such equity compensation plans.

Equity Compensation Plan Information

			Number of Securities
	Number of Securities		Remaining Available for
	to be Issued Upon	Weighted-Average	Future Issuance Under
	Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	3,080,142	6.69	1,368,755
Equity compensation plans not approved by security holders(1)	836,000	8.49	1,000,000

Total	3,916,897		2,368,755

(1)	The Board of Directors adopted the 2001 Key Officer Plan on July 13, 2001. An aggregate of 2,000,000 shares are authorized for issuance under this plan. The Company’s Chief Executive Officer and President are the only persons eligible to participate in the Plan. Options are granted pursuant to the terms of their respective employment contracts.

EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

The Chief Executive Officer, the President and Chief Operating Officer, the Executive Vice President and Chief Financial Officer, and the Vice President and General Counsel have each entered into an employment agreement with the Company.

Chief Executive Officer Employment Agreement

Effective as of March 31, 2004, Jonathan G. Ornstein and the Company entered into a new employment agreement, in which Mr. Ornstein agreed to serve as the Chief Executive Officer of the Company for a term of five (5) years ending March 30, 2009. Under Mr. Ornstein’s agreement, he will receive an annual base salary of $300,000 effective March 31, 2004, which amount shall be increased by $75,000 on the first and second anniversary dates.

The base salary is subject to annual discretionary increases upon review by the Board. Mr. Ornstein also is entitled to an annual bonus, paid quarterly, based on annual performance criteria as set forth in the agreement, which may range from $52,500 to $420,000. Additionally, the Board may approve discretionary bonuses. Upon execution of the agreement and on March 31st of each year thereafter during the term of the agreement, the Company is obligated to contribute an amount equal to his base salary, as deferred compensation, to an account for the benefit of Mr. Ornstein. The Company also is obligated to provide Mr. Ornstein with $5,000,000 of term life insurance, the limited use of Company aircraft, and other customary fringe benefits.

Mr. Ornstein’s employment agreement also provides for the initial grant of stock options to purchase 150,000 shares of Common Stock, with the options vesting in one-third increments over a three-year period, and additional annual option grants of 150,000 shares throughout the term of the agreement. The exercise price for each option is determined by the market price for the Common Stock on the date the option is granted. On July 14, 2006, Mr. Ornstein entered into a restricted stock agreement with the Company whereby he received 49,505 shares of restricted stock of the Company in lieu of receiving 150,000 options for the contract year beginning April 1, 2006. The amount of restricted stock was based on the net value of the 150,000 options on the date of grant and vest in one-third increments over a three-year period.

Additionally, Mr. Ornstein’s agreement provided for the payment of a retention bonus in the amount of $1,860,000 on the date of the agreement.

Mr. Ornstein’s employment agreement also provides for the initial grant of 238,156 shares of restricted Common Stock, with the stock vesting in one-third increments over a three-year period beginning on March 31, 2005.

The agreement provides that upon Mr. Ornstein’s disability, as defined in the agreement, he will receive on a monthly basis, his base salary, plus an annualized amount equal to his historical bonuses. The Company will make such disability payments for as long as the disability lasts, up to 48 months, and payments will continue to be made even if they extend beyond the term of the agreement. The Company is required to fund a portion of the payments with disability insurance.

Mr. Ornstein may terminate the agreement following the occurrence of an event constituting “Good Reason.” “Good Reason” is defined as the occurrence of any of the following circumstances: (i) any change by the Company in Mr. Ornstein’s title, or any significant diminishment in his function, duties or responsibilities, (ii) any reduction in Mr. Ornstein’s salary, bonus opportunity or benefits (other than across the board reductions), (iii) relocation of Mr. Ornstein’s principal place of employment greater than 50 miles from its current location, or (iv) any material uncured breach of the agreement by the Company.

If Mr. Ornstein’s employment is terminated by the Company without Cause (as defined in the agreement) or there is a Change in Control (as defined in the agreement), the Company is required to pay Mr. Ornstein an amount equal to six times his combined annual salary and bonus. Additionally, all of his non-vested stock would immediately vest. If Mr. Ornstein’s employment is terminated by Mr. Ornstein for Good Reason, the Company is required to pay Mr. Ornstein an amount equal to three times his combined annual salary and bonus and all of his non-vested stock would immediately vest. If Mr. Ornstein’s employment is terminated by him voluntarily for no

Good Reason or in the absence of a Change in Control, he will not be entitled to any additional severance payments beyond amounts earned through the last effective date of his employment.

In addition, the Company has agreed to enter into a consulting agreement with Mr. Ornstein, which will become effective when he leaves the Company for any reason. The consulting agreement will provide for Mr. Ornstein’s retention as a consultant for a period of 7 years from its effective date at the rate of $200,000 per year.

If any payments received by Mr. Ornstein under the agreement are treated as excess parachute payments and are subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, Mr. Ornstein is entitled to receive “gross up” payments sufficient to cover the excise tax.

President and Chief Operating Officer Employment Agreement

Effective as of March 31, 2004, Michael J. Lotz and the Company entered into a new employment agreement, in which Mr. Lotz agreed to serve as the President and Chief Operating Officer of the Company for a term of five (5) years ending March 30, 2009. Under Mr. Lotz’s agreement, he will receive an annual base salary of $250,000 effective March 31, 2004, which amount shall be increased by $75,000 on the first and second anniversary dates.

The base salary is subject to annual discretionary increases upon review by the Board. Mr. Lotz also is entitled to an annual bonus, paid quarterly based on annual performance criteria as set forth in the agreement, which may range from $40,000 to $320,000. Additionally, the Board may approve discretionary bonuses. Upon execution of the agreement and on March 31st of each year thereafter during the term of the agreement, the Company is obligated to contribute an amount equal to his base salary, as deferred compensation, to an account for the benefit of Mr. Lotz. The Company also is obligated to provide Mr. Lotz with $2,000,000 of term life insurance, the limited use of Company aircraft, and other customary fringe benefits.

Mr. Lotz’s employment agreement also provides for the initial grant of stock options to purchase 100,000 shares of Common Stock, with the options vesting in one-third increments over a three-year period, and additional annual option grants of 100,000 shares throughout the term of the agreement. The option exercise price for each option is determined by the market price for the Common Stock on the date the option is granted. On July 14, 2006, Mr. Lotz entered into a restricted stock agreement with the Company whereby he received 33,003 shares of restricted stock of the Company in lieu of receiving 100,000 options for the contract year beginning January 1, 2006. The amount of restricted stock was based on the net value of the 100,000 options on the date of grant and vest in one-third increments over a three-year period.

Additionally, Mr. Lotz’s agreement provided for the payment of a retention bonus in the amount of $1,485,000 on the date of the agreement.

Mr. Lotz’s employment agreement also provides for the initial grant of 190,141 shares of restricted Common Stock, with the stock vesting in one-third increments over a three-year period beginning on March 31, 2005.

The agreement provides that upon Mr. Lotz’s disability, as defined in the agreement, Mr. Lotz will receive on a monthly basis, his base salary, plus an annualized amount equal to his historical bonuses. The Company will make such disability payments for as long as the disability lasts, up to 48 months, and payments will continue to be made even if they extend beyond the term of the agreement. The Company is required to fund a portion of the payments with disability insurance.

Mr. Lotz may terminate the agreement following the occurrence of an event constituting “Good Reason.” “Good Reason” is defined as the occurrence of any of the following circumstances: (i) any change by the Company in Mr. Lotz’s title, or any significant diminishment in his function, duties or responsibilities, (ii) any reduction in Mr. Lotz’s salary, bonus opportunity or benefits (other than across the board reductions), (iii) relocation of Mr. Lotz’s principal place of employment greater than 50 miles from its current location, or (iv) any material uncured breach of the agreement by the Company.

If Mr. Lotz’s employment is terminated by the Company without Cause (as defined in the agreement) or there is a Change in Control (as defined in the agreement), the Company is required to pay Mr. Lotz an amount equal to six times his combined annual salary and bonus. Additionally, all of his non-vested stock would immediately vest. If

Mr. Lotz’s employment is terminated by Mr. Lotz for Good Reason, the Company is required to pay Mr. Lotz an amount equal to three times his combined annual salary and bonus and all of his non-vested stock would immediately vest. If Mr. Lotz’s employment is terminated by him voluntarily for no Good Reason or in the absence of a Change in Control, he will not be entitled to any additional severance payments beyond amounts earned through the last effective date of his employment.

In addition, the Company has agreed to enter into a consulting agreement with Mr. Lotz, which will become effective when he leaves the Company for any reason. The consulting agreement will provide for Mr. Lotz’s retention as a consultant for a period of 7 years from its effective date at the rate of $150,000 per year.

If any payments received by Mr. Lotz under the agreement are treated as excess parachute payments and are subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, Mr. Lotz is entitled to receive “gross up” payments sufficient to cover the excise tax.

Executive Vice President and CFO Employment Agreement

Effective December 31, 2005 the Company entered into a new employment agreement with its Chief Financial Officer, George Murnane III. Under the terms of the employment agreement, Mr. Murnane agreed to serve as Executive Vice President and Chief Financial Officer of the Company for a term of five (5) years ending December 30, 2010. Under the agreement, Mr. Murnane receives a base salary of $250,000. The base salary is subject to annual discretionary increases upon review by the Board. Mr. Murnane is also entitled to an annual bonus paid quarterly based on annual performance criteria as set forth in the agreement, which may range from $40,000 to $180,000. Upon execution of the agreement and on December 31st each year thereafter during the term of the agreement, the Company is obligated to contribute $50,000, as deferred compensation, to an account for the benefit of Mr. Murnane. The Company also is obligated to provide Mr. Murnane with $2,000,000 of term life insurance and other customary fringe benefits.

Mr. Murnane’s employment agreement also provides for annual stock option grants of not fewer than 60,000 shares throughout the term of the agreement. Under the Company’s 2005 Employee Stock Option Plan, the option exercise price for each option is determined by the fair market value of the Common Stock on the date the option is granted. On July 14, 2006, Mr. Murnane entered into a restricted stock agreement with the Company whereby he received 19,802 shares of restricted stock of the Company in lieu of receiving 60,000 options for the contract year beginning December 6, 2006. The amount of restricted stock was based on the net value of the 60,000 options on the date of grant and vest in one-third increments over a three-year period.

The agreement provides that upon Mr. Murnane’s disability, as defined in the agreement, Mr. Murnane will receive on a monthly basis, his base salary, plus an annualized amount equal to the greater of either $80,000 or his two-year average historical bonuses. The Company will make such disability payments for as long as the disability lasts, up to 48 months, and payments will continue to be made even if they extend beyond the term of the agreement. The Company is required to fund a portion of the payments with disability insurance.

Mr. Murnane may terminate the agreement following the occurrence of an event constituting “Good Reason.” “Good Reason” is defined as the occurrence of any of the following circumstances: (i) any change by the Company in Mr. Murnane’s title, or any significant diminishment in his function, duties or responsibilities, (ii) any material uncured breach by the Company, (iii) relocation of Mr. Murnane further than 50 miles from Phoenix, Arizona without prior written consent or (iv) any reduction in Mr. Murnane’s salary, bonus opportunity or benefits (other than across the board reductions).

If Mr. Murnane’s employment is terminated by the Company without Cause (as defined in the agreement) or there is a Change of Control (as defined in the agreement), the Company is required to pay Mr. Murnane an amount equal to six times his combined annual salary and an amount equal to the greater of either $80,000 or his two-year average historical bonuses. Additionally, all of his non-vested stock would immediately vest and be exercisable. If Mr. Murnane’s employment is terminated by Mr. Murnane for Good Reason, the Company is required to pay Mr. Murnane an amount equal to three times his combined annual salary and an amount equal to the greater of either $80,000 or his two-year average historical bonuses and all of his non-vested stock would immediately vest and be exercisable. If Mr. Murnane’s employment is terminated by him voluntarily for no Good Reason or by the Company for Cause, he will not be entitled to any additional severance payments beyond salary, bonus and deferred compensation amounts earned through the last effective date of his employment.

If any payments received by Mr. Murnane under the agreement are treated as “golden parachute” payments and are subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, Mr. Murnane is entitled to receive “gross up” payments sufficient to cover the excise tax.

Other Employment Agreements

Upon his appointment as Vice President and General Counsel in 2001, Mr. Gillman and the Company entered into an employment agreement for a term of three (3) years. Mr. Gillman and the Company entered into a new agreement on April 30, 2005. Under the new agreement, Mr. Gillman receives a minimum base salary of $135,000. Mr. Gillman’s agreement provides for cash and non-cash compensation and he is eligible to receive quarterly bonuses of varying minimum amounts ranging from 30% to 100% of his base salary. Mr. Gillman’s agreement also provides for a minimum annual option grant of 20,000 shares throughout the term of the agreement, which for 2005 was set at 30,000 shares. On July 14, 2006, Mr. Gillman entered into a restricted stock agreement with the Company whereby he received 9,901 shares of restricted stock of the Company in lieu of receiving 30,000 options for the contract year beginning April 30, 2006. The amount of restricted stock was based on the net value of the 30,000 options on the date of grant and vest in one-third increments over a three-year period. His employment agreement differs from Mr. Ornstein’s and Mr. Lotz’s with respect to lump sum payments due to him upon termination by the Company without Good Cause or by him for Good Reason and with respect to the retention of him as a consultant thereafter.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee consists of three non-employee directors, Messrs. Altobello, Bonilla and Nostrand. The Compensation Committee has the responsibility for allocation of cash and other compensation as well as stock options to senior executive officers of the Company. The Compensation Committee primarily administers the Company’s cash compensation plans and employee stock option plans. In those instances in which Rule 16b-3 of the Securities Exchange Act of 1934 requires grants or awards of stock options to be made by a “disinterested” committee, the Compensation Committee is solely responsible for the administration of such plans.

The entire Board regularly reviews the Compensation Committee decisions relating to executive compensation. The Company’s executive compensation policies, as endorsed by the Compensation Committee, have been designed to provide a balanced compensation program that will assist the Company in its efforts to attract, motivate and retain talented executives who the Compensation Committee and senior management believe are important to the long-term financial success of the Company. The employment contracts of Messrs. Ornstein, Lotz and Murnane provide for bonuses. Bonuses are limited to prescribed percentages of base salary, based upon the percentage growth in earnings per share (“EPS”) of the Company. Growth in EPS, which is reviewed annually by the Compensation Committee, is categorized at four levels: (1) Minimum — any growth in EPS during the prior fiscal year; (2) Threshold — 5.0% to 9.9% growth in EPS; (3) Target — 10.0% to 14.9% growth in EPS; and (4) Maximum — 15.0% or greater growth in EPS. The Board may also approve discretionary bonuses. Other compensation provided to the Chief Executive Officer and President generally include life and disability insurance premiums paid by the Company, a non-accountable expense allowance and limited use of Company aircraft for business and personal use. Additional information regarding other compensation provided to the Named Executive Officers is presented in the Summary Compensation Table.

In addition to salaries, bonuses and other compensation, an integral part of executive compensation is the issuance of stock options or restricted stock on an annualized basis to key employees under the prior Key Officer Stock Option Plan and the 2005 Employee Stock Incentive Plan (together, the “Stock Option Plans”).

The Key Officer Stock Option Plan provides for options to be issued to the Chief Executive Officer and President at set dates for prescribed amounts. The 2005 Employee Stock Incentive Plan provides for options to be issued to officers and key employees at the discretion of the Compensation Committee upon recommendation by the Chief Executive Officer. The options granted under the 2005 Employee Stock Incentive Plan vest at the rate of one-

third per year commencing one year after the grant date. The options have a 10-year term and are subject to standard option provisions, including the requirement of continued employment and provisions to deal with termination of employment due to retirement, death or disability. Under the Stock Option Plans, options will be issued at the weighted average price of Common Stock on the date of grant. The total number of options and restricted stock granted under all Stock Option Plans in fiscal 2006 was 192,638. The Compensation Committee believes that the issuance to officers and key employees of stock options and/or restricted stock related to the appreciation of the common stock provides equitable incentives to increase the profitability of the Company.

Compensation of Chief Executive Officer

We used the same factors and criteria described above in making compensation decisions regarding our Chief Executive Officer during fiscal 2006. During the 2006 fiscal year, Mr. Ornstein was compensated pursuant to an employment agreement that was effective commencing March 31, 2004. During fiscal 2006, Mr. Ornstein’s annual base salary was increased from $375,000 to $450,000 under his employment agreement and he also earned a performance bonus of $123,822. Mr. Ornstein’s performance bonus was determined in accordance with the EPS growth criteria described above. For additional information concerning Mr. Ornstein’s employment agreement, see “Employment and Change in Control Arrangements,” above.

In establishing the level of base salary payable to Mr. Ornstein under his new employment agreement, we consulted with an independent third party and considered other available information. We took into account compensation levels payable to executives in our industry and reviewed executive compensation information with regard to comparably-sized companies. We further considered the increasingly active market (and correspondingly increased cash and equity compensation levels) for executives with established track records, and potential costs to the Company if replacement management executives were required. We also took into account information concerning employment opportunities with third parties available to Mr. Ornstein, and the importance of retaining Mr. Ornstein’s services in areas such as operational leadership and continuing interactions with stakeholders. We continue to consider market conditions with respect to the compensation of all of our executives.

COMPENSATION COMMITTEE

Peter F. Nostrand
Daniel J. Altobello
Carlos E. Bonilla

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company provides reservation services to Europe-By-Air, Inc. The Company billed Europe-By-Air approximately $53,000 during fiscal 2006 for these services during the 2006 fiscal year. The Company ceased providing any services to Europe-By-Air in September 2006. Mr. Ornstein is a major shareholder of Europe-By-Air.

The Company has used the services of the law firm of Baker & Hostetler primarily for labor related services. The Company paid Baker & Hostetler $314,779 for legal-related services in 2006. Mr. Manson, a member of the Company’s Board of Directors, is a partner with Baker & Hostetler.

During fiscal 2001, the Company established Regional Aviation Partners (“RAP”), a political interest group formed to pursue the interests of regional airlines, communities served by regional airlines and manufactures of regional airline equipment. Mr. Parker, a member of the Company’s Board of Directors, is the Executive Director of RAP. During 2006 the Company paid RAP’s operating costs totaling approximately $284,000. Included in this amount are wages and expenses of Mr. Parker, which amounted to $119,000 in fiscal 2006. Since inception, the Company has financed 100% of RAP’s operations.

The Company will enter into future business arrangements with related parties only where such arrangements are approved by a majority of disinterested directors and are on terms at least as favorable as those available from unaffiliated third parties.

COMPARISON OF STOCK PERFORMANCE

Set forth below is a graph comparing the five-year cumulative shareholder return on the Common Stock against the five-year cumulative total return on the CRSP Index for NASDAQ Stock Market, U.S. Companies, and the American Stock Exchange Airline Index (the “Peer Group”). The graph assumes an initial investment of $100.00 and reinvestment of dividends, if any.

COMPARISON OF STOCK PERFORMANCE

	29-Sep-2001	29-Sep-2002	30-Sep-2003	30-Sep-2004	30-Sep-2005	30-Sep-2006
Mesa Air Group	100	112	341	156	253	238
NASDAQ Stock Market (U.S. Companies)	100	79	120	127	145	153
AMEX Airline Index (Peer Group)	100	47	91	63	62	60

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

(PROPOSAL NO. 2)

Deloitte & Touche LLP has been selected as the Company’s independent registered public accountants for the fiscal year ending September 30, 2007. Shareholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accountants is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP for shareholder ratification as a matter of good corporate practice. Deloitte & Touche LLP has audited the Company’s financial statements since 2000. Notwithstanding the selection, the Board, in its discretion, may direct appointment of a new independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its shareholders. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she so desires and to be available to respond to appropriate questions.

Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for fiscal year 2007 will require the affirmative vote of the holders of at least a majority of the outstanding Common Stock represented in person or by proxy at the Annual Meeting. All of the directors and executive officers of the Company have advised the Company that they will vote their shares of Common Stock “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for fiscal year 2007. If the holders of at least a majority of the outstanding Common Stock fail to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants, the Audit Committee will consider such failure at a subsequent meeting of the Audit Committee and determine, in its discretion, what actions it should take, if any.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF
DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2007.

RATIFICATION AND APPROVAL OF ADOPTION OF
AMENDED AND RESTATED DIRECTOR INCENTIVE PLAN OF
MESA AIR GROUP, INC.

(PROPOSAL NO. 3)

At the Meeting, stockholders will be asked to approve the amended and restated Director Incentive Plan of Mesa Air Group, Inc. (the “Director Incentive Plan”), which was adopted by the Board of Directors on December 15, 2006, subject to approval by the Company’s stockholders. If approved by stockholders, the amended and restated Director Incentive Plan will replace the Company’s existing Outside Directors Stock Option Plan. The new Director Incentive Plan does not increase the number of shares issuable under the existing Outside Directors Stock Option Plan, but does provide for the possibility of granting restricted stock as well as options. If the new Director Incentive Plan is not approved by stockholders, the existing Outside Directors Stock Option Plan will remain in place. Shares previously issued under the existing Outside Directors Stock Option Plan will be considered as already issued and unavailable for granting under the new Director Incentive Plan so that in no event will more than 475,000 shares in the aggregate be issuable under both plans together.

The Company’s Board of Directors considers the Director Incentive Plan to be important to the Company’s ability to appropriately compensate its directors as the Company continues to grow and to replace yearly grants of options with yearly standard grants of restricted stock to be determined by the Compensation Committee, while preserving the ability to issue options under the Director Incentive Plan. The Company believes that it needs flexibility in equity award grants to attract and retain members of the Board of the same high quality it currently has.

Vote Required

Approval of the Director Incentive Plan requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions are considered present for this proposal, so they will have the same effect as votes against the Director Incentive Plan. Broker non-votes are not considered present for this proposal.

Summary of the New Plan

The following summary of the main features of the Director Incentive Plan is qualified in its entirety by reference to the complete text of the Director Incentive Plan, which are set forth as Exhibit B to this Proxy Statement. For purposes of the discussion contained in this Proposal No. 3, a capitalized term shall have the meaning proscribed such term in the Director Incentive Plan except as otherwise provided.

The Director Incentive Plan authorizes the grant and issuance of two different types of Awards:

Options (“Stock Options”), which are the right to purchase a number of shares at a specified exercise price; and

Restricted Stock, which is stock that is subject to restrictions set forth in a restricted stock agreement.

The Director Incentive Plan has a number of special terms and limitations, including:

The exercise price for Stock Options granted under the Director Incentive Plan must at least equal the Shares’ fair market value at the time the Stock Option is granted;

The Director Incentive Plan expressly states that Stock Options granted under it can not be “repriced,” as defined in the Director Incentive Plan, without the approval of stockholders;

The 475,000 shares authorized under the existing Outside Directors Stock Option Plan will be issuable under the new Director Incentive Plan in the form of restricted stock as well as options; and

Stockholder approval is required for certain types of amendments to the Director Incentive Plan.

The Director Incentive Plan is designed to enable the Company to attract and retain directors, and to further align the interests of such persons with those of the stockholders of the Company by providing for or increasing the proprietary interest of such persons in the Company.

Eligibility

Eligible Persons under the Director Incentive Plan are any person who is a director of the Company or any of its Subsidiaries who is not also an employee or officer of the Company or its Subsidiaries. Currently, seven directors would be eligible to participate in the Director Incentive Plan.

Administration

The Director Incentive Plan will be administered by the Compensation Committee (the “Committee”) of the Board of Directors, although the Board of Directors may exercise any authority of the Committee under the Director Incentive Plan in lieu of the Committee’s exercise thereof. The Committee may designate subcommittees and may delegate certain administrative functions to others.

Subject to the express provisions of the Director Incentive Plan, the Committee has broad authority to administer and interpret the Director Incentive Plan, including, without limitation, authority to determine who is eligible to participate in the Director Incentive Plan and to which of such persons, and when, Awards are granted under the Director Incentive Plan, to determine the number of shares of Common Stock subject to Awards and the exercise or purchase price of such shares under an Award, to establish and verify the extent of satisfaction of any performance goals applicable to Awards, to prescribe and amend the terms of the agreements evidencing Awards made under the Director Incentive Plan, and to make all other determinations deemed necessary or advisable for the administration of the Director Incentive Plan.

Stock Subject to the New Plan

The aggregate number of Shares that can be issued under the Director Incentive Plan may not exceed 475,000. Shares previously issued under the existing Outside Directors Stock Option Plan will be considered as already issued and unavailable for granting under the new Directors Incentive Plan so that in no event will more than 475,000 shares in the aggregate be issuable under both plans together. If the outstanding Shares or other securities of the Company, or both, for which the Award is to be settled shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, recapitalization, or reorganization, the Committee may appropriately and equitably adjust the number and kind of Shares or other securities which are subject to the Plan or subject to any Awards theretofore granted, and the exercise or settlement prices of such Awards, so as to maintain the proportionate number of Shares or other securities without changing the aggregate exercise or settlement price. For purposes of calculating the aggregate number of Shares issued under the Director Incentive Plan, only the number of shares actually issued upon exercise or settlement of an Award and not delivered to or retained by the

Company upon cancellation, expiration or forfeiture of an Award or in payment or satisfaction of the purchase price or exercise price of an Award shall be counted.

Awards

The Director Incentive Plan authorizes the grant and issuance of the following types of Awards: Stock Options and Restricted Stock.

Stock Options.  Subject to the express provisions of the Director Incentive Plan and as discussed in this paragraph, the Committee has discretion to determine the vesting schedule of Stock Options, the events causing a Stock Option to expire, the number of shares subject to any Stock Option, the restrictions on transferability of a Stock Option, and such further terms and conditions, in each case not inconsistent with the Director Incentive Plan, as may be determined from time to time by the Committee. The Director Incentive Plan expressly provides that the Company can not “reprice” Stock Options. The exercise price for Stock Options may not be less than 100% of the fair market value of the Common Stock (as determined pursuant to the Director Incentive Plan) at the time the Stock Option is granted. The exercise price of an Stock Option may be paid through various means specified by the Committee, including in cash or check, by delivering to the Company shares of Common Stock, by a reduction in the number of shares issuable pursuant to such option, or other commitment to pay, including such a commitment by a stock broker to pay over proceeds from the sale of shares issuable under a Stock Option.

Restricted Stock.  A standard Restricted Stock Award shall be automatically granted to all Qualified Directors (as defined in the Director Incentive Plan) serving on the board as of March 1st of each year. The number of shares is to be determined by the Committee and will be subject to restrictions on transferability and other restrictions as the Committee may impose, including, without limitations on the right to vote restricted stock or the right to receive dividends, if any, on the restricted stock. These awards may be subject to forfeiture upon any conditions or criteria established by the Committee or restrictions on transferability and other restrictions as the Committee may impose. These conditions or restrictions may lapse separately or in combination of such times, under such circumstances, in such installments, upon termination as a director, subject to standards derived from the Qualifying Performance Criteria, lapse of time, certain acceleration events like death or disability or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. If at any time there are an insufficient number of shares of Common Stock to grant such annual Standard Restricted Stock Awards, a pro-rata amount of the remaining shares of Common Stock available under the Plan shall be awarded to each Qualified Director as its respective Standard Restricted Stock Award.

If a Qualified Director is appointed after March 1st of a year, such Qualified Director shall be granted, upon the first business day after being appointed as a director, a Standard Restricted Stock Award of a pro rata portion of the shares granted for such year with a Standard Restricted Stock Award (“Pro Rata Shares”) and the Qualified Director shall be granted future Standard Restricted Stock Awards each succeeding March 1st, as described above. The amount of Pro Rata Shares shall be equal to the product of: (x) the ratio of the actual number of days such Qualified Director shall serve during the term to the actual number of days in such term; and (y) the number of shares of Common Stock for a Standard Restricted Stock Award as was determined by the Committee or Subcommittee for the relevant year.

Qualifying Performance Criteria

Subject to stockholder approval of the Director Incentive Plan, any Award may be subject to any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole, to a business unit or subsidiary, or based on comparisons of any of the performance measures relative to other companies, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: (a) cash flow, (b) earnings per share or increases in same, (c) earnings before interest, taxes and amortization, (d) return on equity, (e) total stockholder return, (f) share price performance, (g) return on capital or investment, (h) return on assets or net assets, (i) revenue, (j) income or net income, (k) operating income or net operating income, (l) operating profit or net operating profit, (m) operating margin or profit margin, (n) return on operating revenue, (o) pre-tax or after-tax profit levels expressed in either absolute dollars, (p) revenues or revenue growth, (q) economic or cash value added, (r) results of customer satisfaction surveys, (s) other measures of performance, quality, safety, productivity or process improvement, (t) market share, (u) overhead or other expense reduction, (v) departure or on-time arrival performance, and (w) baggage handling. These factors may have a minimum performance standard, a target performance standard and a maximum performance standard. The Committee shall appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year.

Transferability of Awards and Other Provisions Applicable to Awards

Generally, Awards granted under the Director Incentive Plan may not be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner prior to the vesting or lapse of any and all restrictions applicable thereto.

The Director Incentive Plan provides that the Committee may, but need not, provide that the holder of an Award has a right under an Award to receive a number of shares or cash, or a combination thereof, the amount of which is determined by reference to the value of the Award. Finally, the Director Incentive Plan does not limit the Company’s right to make other arrangements to provide stock options and other forms of compensation arrangements as it determines appropriate.

Amendments and Termination

The Board of Directors may amend, alter or discontinue the Director Incentive Plan or any agreement evidencing an Award made under the Director Incentive Plan, but no such amendment shall, without the approval of the stockholders of the Company:

(a) change the maximum number of shares for which Awards may be granted under the Plan;

(b) extend the term of the Plan; or

(c) change the class of persons eligible to be Eligible Persons.

The Board may amend, alter or discontinue the Director Incentive Plan or any agreement evidencing an Award made under the Director Incentive Plan, but no amendment or alteration shall be made which would impair the rights of any Award holder, without such holder’s consent, under any Award theretofore granted; provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any change in control, recapitalization, stock dividend, stock split, reorganization, merger, consolidation or similar type transaction that such amendment or alteration either is required or advisable in order for the Company, the Director Incentive Plan, or any Award granted, to satisfy any law or regulation or to meet the requirements of any accounting standard.

No Award granted under the Director Incentive Plan shall be granted pursuant to the Director Incentive Plan more than ten years after the date of the Company stockholder’s adoption of the Director Incentive Plan.

Federal Income Tax Consequences

The following discussion of the federal income tax consequences of the Director Incentive Plan is intended to be a summary of applicable federal law as currently in effect. State and local tax consequences may differ, and tax laws may be amended or interpreted differently during the term of the Director Incentive Plan or of Awards thereunder. Because the federal income tax rules governing Awards and related payments are complex and subject to frequent change, and they depend on the Eligible Person’s individual circumstances, Eligible Persons are advised to consult their tax advisors prior to exercise of options or other Awards or dispositions of stock acquired pursuant to Awards.

Stock Options

In general, no taxable income will be recognized by the Eligible Person, and no deduction will be allowed to the Company, upon the grant of a non-qualified stock option (“NQSO”). Upon exercise of an unrestricted NQSO, an Eligible Person will recognize ordinary income (and the Company generally will be entitled to a corresponding tax deduction) in an amount equal to the amount by which the fair market value of the shares on the exercise date exceeds the option exercise price. Any gain or loss realized by an Eligible Person on disposition of such shares generally is a capital gain or loss and does not result in any tax deduction to the Company.

Restricted Stock

A grant of restricted stock does not result in income to the Eligible Person or a corresponding tax deduction for the Company until the shares are no longer subject to restrictions, or forfeiture, unless the Eligible Person, elects under Section 83(b) of the Code to have the amount of income to the Eligible Person (and deduction to the Company) determined at the date of the grant. At the time of lapse of restrictions (or a Section 83(b) election), the Eligible Person generally will recognize ordinary income equal to the fair market value of the shares less any amount paid for them, and the Company will be entitled to a tax deduction in the same amount (subject to certain restrictions set forth below under Section 162(m) of the Code. Any dividends paid on restricted stock will be treated as compensation for federal income tax purposes, unless the Eligible Person has made a Section 83(b) election. Any additional gain or loss that is recognized after the restrictions have lapsed (or a Section 83(b) election has been made) will be treated as capital gain. Eligible Persons receiving Restricted Stock should consult their tax advisors regarding the ability and advisability of making the Section 83(b) election, including the limitations on claiming a loss if the shares decline in value or are forfeited after receipt.

Withholding and Other Issues for Employees

The Company generally will be entitled to withhold any required taxes in connection with the exercise or payment of an Award, and may require the Eligible Person to pay such taxes as a condition to exercise of an Award. Special rules will apply in cases where a recipient of an Award pays the exercise or purchase price of the Award or applicable withholding tax obligations under the Director Incentive Plan by delivering previously owned shares or by reducing the number of shares otherwise issuable pursuant to the Award. The surrender or withholding of such shares will in certain circumstances result in the recognition of income with respect to such shares or a carryover basis in the shares acquired.

Tax Effect to Company

The Company generally will be entitled to a tax deduction in connection with an Award under the Director Incentive Plan in an amount equal to the compensation income (ordinary income) realized by an Eligible Person and at the time the Eligible Person recognizes such income (for example, the exercise of a NQSO). Special rules limit the deductibility of compensation paid to certain Covered Employees of the Company (as defined by Code Section 162(m)(3)). Under Section 162(m) of the Internal Revenue Code, the annual compensation paid to any of these Covered Employees will be deductible only to the extent that it does not exceed $1,000,000 or if the compensation is paid solely on account of attaining one or more pre-established, objective performance goals. The Director Incentive Plan has been constructed such that some Awards in the Committee’s discretion may qualify as “performance-based compensation” under Section 162(m) of the Code and thus would be deductible even if the total compensation paid to the Covered Employee is in excess of $1,000,000. However, whether an Award will qualify under Section 162(m) as “performance-based compensation” will depend on the terms, conditions and type of the Award issued the Covered Employee. For example, grants of Options or Restricted Stock often vest only according to the optionee’s or Grantee’s length of employment rather than pre-established performance goals.

Therefore, the compensation derived from the Awards made to Covered Employees may not be deductible by the Company to the extent the Covered Employee’s total compensation exceeds $1 million.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE “FOR” APPROVAL OF THE AMENDED AND RESTATED
DIRECTOR INCENTIVE PLAN OF MESA AIR GROUP, INC.

Annual Report

The 2006 Annual Report, which was mailed to shareholders with this proxy statement, contains financial and other information about our activities, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials. The information contained in the “Compensation Committee Report on Executive Compensation,” “Report of the Audit Committee of the Board of Directors,” and “Comparison of Stock Performance” in this proxy statement shall not be deemed “filed” with the Securities and of Section 18 of the Securities Act of 1934, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Company will provide upon written request, without charge to each shareholder of record as of the Record Date, a copy of the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2006, as filed with the Securities and Exchange Commission. Any Exhibits listed in the Form 10-K also will be furnished upon request at the Company’s expense. Any such request should be directed to the Company’s Corporate Secretary at the Company’s executive offices at 410 North 44th Street, Suite 100, Phoenix, Arizona 85008.

Voting by Proxy

In order to ensure that your shares will be represented at the Annual Meeting, please sign and return the enclosed Proxy in the envelope provided for that purpose, whether or not you expect to attend. Any shareholder may, without affecting any vote previously taken, revoke a written proxy by giving notice of revocation to the Company in writing or by executing and delivering to the Company a later dated proxy.

Shareholder Proposals for Action at the Company’s Next Annual Meeting

A shareholder proposal for shareholder action at the next Annual Meeting of Shareholders to be held in 2008, must be received by the Company’s Secretary at the Company’s offices no later than October 8, 2007, in order to be included in the Company’s proxy statement and form of proxy for that meeting. Such proposals should be addressed to the Corporate Secretary, Mesa Air Group, Inc., 410 North 44th Street, Suite 100, Phoenix, Arizona 85008. If a shareholder proposal is introduced at the 2008 Annual Meeting of Shareholders without any discussion of the proposal in the Company’s proxy statement, and the shareholder does not notify the Company on or before November 21, 2007, as required by the Securities and Exchange Commission’s Rule 14(a)-4(c)(1), of the shareholder’s intent to raise such proposal at the Annual Meeting of Shareholders, then proxies received by the Company for the 2008 Annual Meeting will be voted by the persons named as such proxies in their discretion with respect to such proposal. Notice of such proposal is to be sent to the above address.

By Order of the Board of Directors

Jonathan G. Ornstein,
Chairman of the Board and Chief Executive Officer

EXHIBIT A

MESA AIR GROUP, INC.
AUDIT COMMITTEE CHARTER

The role and responsibilities of the Audit Committee of the Board of Directors (the “Committee”) of Mesa Air Group, Inc. (the “Company”) are as follows:

Role

The Committee’s role is to act on behalf of the Company’s Board of Directors (the “Board”) and oversee all aspects of the Company’s control, reporting and audit functions, except those specifically related to the responsibilities of another standing committee of the Board. The Committee’s role includes a particular focus on the qualitative aspects of financial reporting to shareholders and on Company processes for the management of business/financial risk and for compliance with significant applicable legal, ethical and regulatory requirements.

The role also includes coordination with other Board committees and maintenance of strong, positive working relationships with management, external and internal auditors, counsel, and other Committee advisors.

Although the Committee has the responsibilities set forth in this Charter, management is responsible for preparing the Company’s financial statements and the independent registered public accountant is responsible for auditing those financial statements. It is not the duty of the Committee to plan or conduct the audit or to determine that the Company’s financial statements are complete and accurate or are in accordance with generally accepted accounting principles. Nothing in this Charter changes, or is intended to change, the responsibilities of management or the independent registered public accountant. Moreover, nothing in this Charter is intended to increase the liability of the members of the Committee beyond that which existed before this Charter or amendments thereto were approved by the Board.

Membership

Committee membership shall consist of at least three Board members who qualify as independent within the meaning of the Company’s Corporate Governance Guidelines and satisfy the experience and, as affirmatively determined by the Board, the independence requirements of the National Association of Securities Dealers, Inc. (“NASD”) applicable to audit committee members (including, with respect to the chairperson of the Committee, any special requirements applicable to chairpersons of audit committees), as in effect from time to time when and as required by the NASD.

Committee members shall have: (1) knowledge of the primary industries in which the Company operates, (2) the ability to read and understand fundamental financial statements, including a balance sheet, income statement, statement of cash flow and key performance indicators; and (3) the ability to understand key business and financial controls. One member, preferably the chairperson, should have the knowledge of financial reporting including applicable regulatory requirements, and accounting or related financial management expertise. The Committee shall have access to its own counsel and other advisors at the Committee’s sole discretion.

Committee members shall be nominated and approved annually by the full Board. The Committee members shall elect the Committee chairperson.

Operating Activities

The Committee shall fulfill its responsibilities within the context of the following activities:

I.	Continuous Activities — General

1. Provide an open avenue of communication between the independent registered public accountants, members of senior management, Internal Audit and the Board of Directors.

2. The Committee shall, on an annual basis, review, assess and report to the Board on the independence of the independent registered public accountant, taking into account the opinions of members of management and the

Company’s internal audit function and including an analysis of all non-audit services provided by the independent registered public accountant and the effect, if any, on such independence. In this connection, the Committee shall seek to obtain a written statement from the independent registered public accountant delineating all relationships between the registered public accountant and the Company consistent with Independence Standards Board Statement No. 98-1, “Independence Discussions with Audit Committees.” Additionally, the Committee should seek to maintain an active dialogue with the independent registered public accountant with respect to disclosed relationships or services that may impact auditor objectivity or independence and should take, or recommend to the full Board, appropriate action to ensure the independence of the independent registered public accountant. The Committee will also establish clear hiring policies for employees or former employees of the independent registered public accountant.

3. The internal audit function shall be responsible to senior management, but have a direct reporting responsibility and an effective line of communication to the Board through the Committee.

4. Inquire of management, the independent registered public accountant and the Director of Internal Audit about significant risks or exposures and ensure that the yearly audit plan addresses such risk.

5. Review with the independent registered public accountants and the Director of Internal Audit the coordination of the audit efforts to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

6. Consider and review with the Director of Internal Audit, and the independent registered public accountants:

(a) The adequacy of internal controls, including computerized system controls and security.

(b) Findings and recommendations of the independent registered public accountants and Internal Audit and the related management responses.

(c) Significant findings during the year, including the status of Previous Audit recommendations.

(d) Any difficulties encountered in the course of audit work including any restrictions on the scope of activities or access to required information.

(e) Any changes required in the planned scope of the Internal Audit plan.

(f) The Internal Audit Department charter, budget and staffing.

7. Meet four times per year or more frequently as circumstances require, either in person or telephonically. The Committee may ask members of management or others to attend meetings and provide pertinent information as necessary.

8. Meet at least annually with the independent registered public accountants, the Director of Internal Audit and management, including the Chief Financial Officer, in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Audit Committee.

9. The Committee shall review with management and the outside registered public accountant s the audited financial statements to be included in the Company’s Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K) and review and consider with the outside registered public accountants the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61 and Rule 2-07 of Regulation S-X.

10. As a whole, or through the Committee Chair, the Committee shall review with the outside registered public accountants the Company’s quarterly reports to be filed with the Securities and Exchange Commission and the matters required to be discussed by SAS No. 61 and Rule 2-07; this review will occur prior to the Company’s filing of the Form 10-Q.

11. The Committee shall review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

12. Report periodically to the Board of Directors on significant results of the foregoing activities.

II.	Continuous Activities — Re: Reporting Specific Policies

1. Advise financial management and the independent registered public accountants that they are expected to provide a timely analysis of significant current financial reporting issues and practices and other supporting documentation requested by the Committee, for its meetings and deliberations.

2. Require that financial management and the independent registered public accountants discuss with the audit committee their qualitative judgments about the appropriateness, not just the acceptability, of accounting principles and financial disclosures used or proposed to be adopted by the Company and, particularly about the degree of aggressiveness or conservatism of its accounting principles and underlying estimates.

3. Inquire as to the registered public accountants’ independent qualitative judgments about appropriateness, not just the acceptability, of accounting principles and the clarity of the financial disclosure practices used or proposed to be adopted by the Company.

4. Inquire as to the registered public accountants’ views about whether management’s choice of accounting principles are conservative, moderate or aggressive from the perspective of income, asset, and liability recognition, and whether those principles are common practice in the industry.

5. Discuss with the registered public accountants the reasonableness and appropriateness of changes in accounting principles and disclosure practices.

6. The Committee shall obtain from the independent registered public accountant assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

III.	Scheduled Activities

1. The Committee shall, on an annual basis, review, assess and report to the Board on the performance and qualifications of the independent registered public accountant and the audit partner. In this respect, the Committee shall seek to obtain a report by the independent registered public accountant describing the firm’s internal quality control procedures and any material issues raised by the most recent internal quality control review, or peer review, of the firm or by any inquiry or investigation by any governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

2. The Committee shall recommend the selection of the independent registered public accountants for approval by the Board, approve compensation for the independent registered public accountants, and review and approve the discharge of the independent registered public accountants.

3. Review and approve, in consultation with the independent registered public accountants, the internal audit scope and plan.

4. Review and approve, in consultation with the independent registered public accountants, the independent audit scope and plan.

5. Review with management and the independent registered public accountants the results of annual audits and related comments:

(a) Any significant changes required in the independent registered public accountants’ audit plans.

(b) Any difficulties or disputes with management encountered during the course of the audit.

(c) Other matters related to the conduct of the audit which are to be communicated to the Audit Committee under Auditing Standards Generally Accepted in the United States of America.

6. Review the results of the annual audits of member reimbursements, director and officers’ expense accounts and management perquisites prepared by Internal Audit.

7. Arrange for the independent registered public accountants to be available to the full Board at least annually to help provide a basis for the board to recommend the appointment of the registered public accountants.

8. Discuss with the registered public accountants the reasonableness of significant estimates made by management.

9. Review and update the Committee’s Charter annually and recommend any proposed changes for approval by the full Board.

10. The Committee shall prepare such reports regarding matters within the scope of the Committee’s role and responsibilities as maybe required to be included in the Company’s annual proxy statement or other public filings under applicable rules and regulations.

11. The Committee shall review and assess, on an annual basis, the Company’s code of ethical conduct and significant conflicts of interest and related-party transactions.

12. The Committee shall establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters. The Committee shall also establish and maintain procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

13. The Committee shall review, discuss and assess at least annually its own performance as well as the role and responsibilities of the Committee, seeking input from senior management, the full Board and others. Changes in the role and/or responsibilities of the Committee as outlined in this Charter, if any, shall be recommended to the full Board for approval.

IV.	When Necessary Activities

1. Review and concur in the appointment, replacement, reassignment or dismissal of the Director of Internal Audit.

2. Review and approve requests for any management consulting engagement to be performed by the Company’s independent registered public accountants and be advised of any other study undertaken at the request of management that is beyond the scope of the audit engagement letter.

3. The Committee shall review and assess SEC inquiries and the results of examinations by other financial regulatory authorities in terms of important finding, recommendations and management’s response

4. Conduct or authorize investigations into any matters within the scope of the Committee’s responsibilities. The Committee shall be empowered to retain independent counsel and other professionals to assist in the conduct of any investigations.

MESA AIR GROUP, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MESA AIR GROUP, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS

     The undersigned shareholder of Mesa Air Group, Inc., a Nevada corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated January 3, 2007, and hereby appoints Jonathan G. Ornstein or Brian S. Gillman and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of MESA AIR GROUP, INC. to be held at the Phoenix Airport Marriott Hotel, 1101 N. 44th Street, Phoenix, Arizona on February 6, 2007, at 10:00 a.m., Arizona time, and at any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

1.	ELECTION OF DIRECTORS

☐	FOR all nominees listed below (except as marked to the contrary below):
Jonathan G. Ornstein, Daniel J. Altobello, Robert Beleson, Carlos Bonilla, Joseph L. Manson, Peter F. Nostrand, Maurice A. Parker and Richard R. Thayer

	☐	WITHHOLD AUTHORITY to vote for all nominees listed above

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below:

2.	RATIFICATION OF DELOITTE & TOUCHE AS THE COMPANY’S INDEPENDENT AUDITORS

	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	PROPOSAL TO RATIFY AND ADOPT THE COMPANY’S AMENDED AND RESTATED DIRECTOR INCENTIVE PLAN

	☐ FOR	☐ AGAINST	☐ ABSTAIN
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES NAMED ABOVE, “FOR” THE PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE AS THE COMPANY’S INDEPENDENT AUDITORS AND “FOR” THE PROPOSAL TO RATIFY AND ADOPT THE COMPANY’S AMENDED AND RESTATED DIRECTOR INCENTIVE PLAN, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH MATTERS AS MAY COME BEFORE THE MEETING.

Dated:                                         , 2007
Please sign exactly as your name appears on the front of this Proxy Card. When shares are held in common or in joint tenancy, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.
SIGNATURES:

Please return in the enclosed, postage-paid envelope.

I Will                                Will not                      attend the Meeting.